Seneca Foods Reports Financial Results for the Fourth Quarter 2017
and for the Twelve Months Ended March 31, 2017

MARION, N.Y. May 25, 2017 -- Seneca Foods Corporation (NASDAQ: SENEA, SENEB) today announced financial results for the fourth quarter and year ended March 31, 2017.
Highlights (vs. year-ago, year-to-date results):
▪	Net sales decreased 2.3% to $1,245.7 million.
▪	The decrease in sales attributed to unfavorable sales mix and lower selling price variance of $86.9 million partially offset by favorable sales volume variance of $57.2 million.
▪	The favorable sales volume variance was primarily due to the Gray acquisition in the third quarter of 2016.
▪	Net earnings decreased to $12.6 million or $1.27 per diluted share.
▪	A significant portion of the net earnings comparative decline was attributable to a non-recurring gain of $24.3 million in the prior year.
"Fiscal Year 2017 was a challenging year for us.  Our business faced many of the same top-line issues that are affecting other consumer packaged food companies as retail shopping habits are shifting.   When coupled with heavier than normal inventory levels due to good growing conditions, selling prices declined over the course of the year as the company took steps to get its inventory levels in line, " stated Kraig Kayser, President and Chief Executive Officer.
Financial Results for the Fiscal 2017 Year
Seneca Foods Corporation reported net earnings for the fiscal year ended March 31, 2017, of $12.6 million, or $1.27 per diluted share, compared to $54.5 million, or $5.42 per diluted share, in the fiscal year ended March 31, 2016.  A significant portion of the net earnings decrease was attributable to a non-recurring pre-tax gain of $24.3 million which occurred in the prior year.

Net sales for the fiscal year ended March 31, 2017, decreased from the fiscal year ended March 31, 2016 by 2.3%, to $1,245.7 million.  The decrease is attributable to lower selling prices/less favorable sales mix of $86.9 million partially offset by increased sales volume of $57.2 million which is primarily due to the Gray acquisition in the third quarter of 2016.

Operating income was $29.1 million and $88.5 million for the year ended March 31, 2017 and 2016, respectively. Operating income, excluding the LIFO charge/credit and the restructuring charge/credit, for the twelve months ended March 31, 2017 and the twelve months ended March 31, 2016, this was $24.9 million and $74.0 million, respectively.  A reconciliation of reported operating income to operating income excluding LIFO and plant restructuring charges is provided below.

Other operating expense in 2017 was $2.4 million and mostly included a charge $1.2 million related to costs incurred due to some roof collapses at a Northwest plant and a charge for an impairment of a long-term asset of $1.1 million.  Other operating income in 2016 was $25.0 million and mostly included a gain of $24.3 million related to a contractual payment received in conjunction with a relationship transfer agreement with General Mills and a gain of $0.4 million from the sale of other fixed assets.

Highlights (vs. year-ago, fourth quarter results):
▪	Net sales decreased $37.6 million, or 12.4% to $266.1 million.
▪
The decrease in sales attributed to an unfavorable sales volume variance of $11.1 million and an unfavorable sales mix and lower selling price variance of $26.5 million.  The volume decline is in part attributable to the timing of Easter this year versus the prior year.

▪	Net earnings decreased to a loss of $(1.7) million or $(0.17) per diluted share.

Financial Results for the Fourth Quarter of 2017

The Company reported a net loss for the fiscal fourth quarter of 2017 was $(1.7) million, or $(0.17) per diluted share, compared to net earnings of $13.8 million, or $1.38 per diluted share, in the fiscal fourth quarter of 2016.  Net sales for the fourth quarter ended March 31, 2017, decreased from the fourth quarter ended March 31, 2016, by 12.4%, to $266.1 million.  The decrease is attributable to decreased sales volume of $11.1 million partially and lower selling prices/less favorable sales mix of $26.5 million.

Operating income was $2.4 million and $22.1 million for the quarter ended March 31, 2017 and 2016, respectively. Operating (loss) income, excluding the LIFO credit/charge and the restructuring charge/credit, was $(5.0) million for the quarter ended March 31, 2017 and $11.3 million for the quarter ended March 31, 2016.  A reconciliation of reported operating income to operating income excluding LIFO and plant restructuring charges is provided below.

About Seneca Foods Corporation
Seneca Foods is North America's leading provider of packaged fruits and vegetables, with facilities located throughout the United States. Its high quality products are primarily sourced from over 2,000 American farms.  Seneca holds the largest share of the retail private label, food service, and export canned vegetable markets, distributing to over 90 countries.   Products are also sold under the highly regarded brands of Libby's®, CherryMan®, Green Valley®, Aunt Nellie's®, READ®, Seneca Farms® and Seneca labels, including Seneca snack chips.  Seneca's common stock is traded on the Nasdaq Global Stock Market under the symbols "SENEA" and "SENEB". SENEA is included the S&P SmallCap 600, Russell 2000 and Russell 3000 indices.

Non-GAAP Financial Measures—Operating Income Excluding LIFO and Plant Restructuring Impact, EBITDA and FIFO EBITDA

Operating income excluding LIFO and plant restructuring, EBITDA and FIFO EBITDA are non-GAAP financial measures. The Company believes these non-GAAP financial measures provide a basis for comparison to companies that do not use LIFO or have plant restructuring and enhance the understanding of the Company's historical operating performance.  The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Set forth below is a reconciliation of reported Operating Income excluding LIFO and plant restructuring:

	Quarter Ended		Twelve Months Ended
	In millions		In millions
	3/31/2017	3/31/2016	3/31/2017	3/31/2016
	FY 2017	FY 2016	FY 2017	FY 2016

Operating income, as reported:	$2.4	$22.1	$29.1	$88.5

LIFO credit	(6.5)	(11.5)	(6.0)	(24.8)

Plant restructuring (credit) charge	(0.9)	0.7	1.8	10.3

Operating (loss) income, excluding LIFO and plant restructuring impact	$(5.0)	$11.3	$24.9	$74.0

Set forth below is a reconciliation of reported net earnings to EBITDA and FIFO EBITDA (earnings before interest, income taxes, depreciation, amortization, non-cash charges and credits related to the LIFO inventory valuation method). The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

	Year Ended
EBITDA and FIFO EBITDA:	March 31, 2017	March 31, 2016
	(In thousands)

Net earnings	$12,613	$54,458
Income tax expense	7,414	25,999
Interest expense, net of interest income	9,672	8,044
Depreciation and amortization	24,824	21,737
Interest amortization	(340)	(300)
EBITDA	54,183	109,938
LIFO credit	(6,021)	(24,792)
FIFO EBITDA	$48,162	$85,146

Forward-Looking Information

The information contained in this release contains, or may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements appear in a number of places in this release and include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions) with respect to various matters.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Investors are cautioned not to place undue reliance on such statements, which speak only as of the date the statements were made.  Among the factors that could cause actual results to differ materially are:

•	general economic and business conditions;
•	cost and availability of commodities and other raw materials such as vegetables, steel and packaging materials;
•	transportation costs;
•	climate and weather affecting growing conditions and crop yields;
•	availability of financing;
•	leverage and the Company's ability to service and reduce its debt;
•	foreign currency exchange and interest rate fluctuations;
•	effectiveness of the Company's marketing and trade promotion programs;
•	changing consumer preferences;
•	competition;
•	product liability claims;
•	the loss of significant customers or a substantial reduction in orders from these customers;
•	changes in, or the failure or inability to comply with, United States, foreign and local governmental regulations, including environmental and health and safety regulations; and
•	other risks detailed from time to time in the reports filed by the Company with the SEC.

Except for ongoing obligations to disclose material information as required by the federal securities laws, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of the filing of this report or to reflect the occurrence of unanticipated events.

Contact:
Timothy J. Benjamin
315-926-8100

Seneca Foods Corporation
Unaudited Condensed Consolidated Statements of Net Earnings
For the Periods Ended March 31, 2017 and 2016
(In thousands of dollars, except share data)

	Quarter		Year-to-Date
	Fiscal 2017	Fiscal 2016	Fiscal 2017	Fiscal 2016

Net sales	$266,115	$303,702	$1,245,681	$1,275,360

Plant restructuring (credit) expense (note 2)	$(949)	$744	$1,829	$10,302

Other operating (expense) income net (note 3)	$(1,265)	$371	$(2,437)	$24,971

Operating income (note 1)	$2,432	$22,108	$29,121	$88,549
(Earnings) Loss from equity investment	(78)	(84)	(578)	48
Interest expense, net	2,963	2,272	9,672	8,044
Earnings before income taxes	$(453)	$19,920	$20,027	$80,457

Income taxes expense	1,197	6,075	7,414	25,999

Net (loss) earnings	$(1,650)	$13,845	$12,613	$54,458

(Loss) earnings attributable to common stock (note 4)	(1,641)	13,712	12,475	53,891

Basic (loss) earnings per share	$(0.17)	$1.39	$1.27	$5.46

Diluted (loss) earnings per share	$(0.17)	$1.38	$1.27	$5.42

Weighted average shares outstanding basic	9,771,116	9,839,528	9,785,455	9,878,252

Weighted average shares outstanding diluted	9,840,945	9,909,710	9,855,284	9,948,434

Note 1: The effect of the LIFO inventory valuation method on fourth quarter pre-tax results increased operating earnings by $6,455,000 for the three month period ended March 31, 2017 and increased operating earnings by $11,543,000 for the three month period ended March
31, 2016. The effect of the LIFO inventory valuation method on year-to-date pre-tax results increased operating earnings by
$6,021,000 for the twelve month period ended March 31, 2017 and increased operating earnings by $24,792,000 for the twelve month period ended March 31, 2016.
Note 2: The twelve month period ended March 31, 2017 included a restructuring charge primarily for severance and moving costs of $1,829,000.
The twelve month period ended March 31, 2016 included a restructuring charge for plant closure costs of $10,302,000.
Note 3: Other loss for the twelve month period ended March 31, 2017 of $2,437,000 represents a charge for $1,160,000 related to some costs incurred due to some roof collapses as a result of heavy snowfall at at Northwest plant, a charge for impairment of a long-term asset of $1,052,000, a net loss on the sale of unused fixed assets of $177,000 and other minor items.
Other operating income for the twelve month period ended March 31, 2016 of $24,971,000 represents a $24,275,000 assignment credit related to the relationship transfer agreement among General Mills, B & G Foods and the Company, a $200,000 credit related to a contingency accrual for
Prop 65, net gain on the sale of unused fixed assets of $432,000 and a credit of $64,000 related to an adjustment to an environmental accrual.
Note 4: The Company uses the "two-class" method for basic earnings per share by dividing the earnings attributable to common shareholders by the weighted average of common shares outstanding during the period.

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